                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                SCHEDULE 14D-9/A
                                (AMENDMENT NO. 2)
          Solicitation/Recommendation Statement under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                              --------------------

                    JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
                (NAME OF SUBJECT COMPANY TRANSLATED INTO ENGLISH)

                              --------------------

                    JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
                        (NAME OF PERSON FILING STATEMENT)

                              --------------------

                           American Depositary Shares
              Class H Ordinary Shares, Par Value RMB 1.00 Per Share
                         (TITLE OF CLASS OF SECURITIES)

                              --------------------

                                    477418107
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                               -------------------

                                  Zhang Li Yan
                              No. 9, Longtan Street
                                Longtan District
                           Jilin City, Jilin Province
                         The People's Republic of China
                                (86) 432-390-3651

                                 with a copy to:

                                 Chun Wei, Esq.
                             Sullivan & Cromwell LLP
                                   28th Floor
                            Nine Queen's Road Central
                                    Hong Kong
                                 (852) 2826-8688

  (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
          AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING STATEMENT)

                              --------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

                              --------------------

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ITEM 1. EXHIBITS.

    Number      Description
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
(a)(11)         Please see Item 16(a)(11) of Schedule 13E-3/A (Amendment No. 2)
                filed by PetroChina and Jilin with the SEC on December 13, 2005.

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                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: December 13, 2005




                              JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED



                              By:         /s/ Zhang Xingfu
                                   ---------------------------------------------
                                   Name:  Zhang Xingfu
                                   Title: Executive Director and General Manager

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